CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees

Domini Social Trust

We consent to the use of our report, dated September 16, 2005, for the Domini Social Index Trust (formerly Domini Social Index Portfolio), incorporated herein by reference and to the reference to our firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

Boston, Massachusetts

November 28, 2005